Global Crossing Announces

Fourth Quarter and Full Year 2010 Results

  Fourth-quarter "invest and grow" revenue increased by 6 percent sequentially and 8 percent year over year.
  Fourth-quarter OIBDA increased by 11 percent sequentially and 46 percent year over year.
  Full-year "invest and grow" revenue and OIBDA increased by 6 percent and 17 percent, respectively.
  2010 marks the third consecutive year of positive Free Cash Flow.
  2011 guidance reflects continuing sales momentum built upon investment in value-added services.

FOR IMMEDIATE RELEASE: TUESDAY, FEBRUARY 22, 2011

Florham Park, N.J. -- Global Crossing (NASDAQ: GLBC), a leading global IP solutions provider, today announced unaudited fourth-quarter and full-year 2010 results. The company said it will discuss its consolidated financial and operational results for the fourth-quarter and full-year 2010 on a conference call tomorrow.

"We finished 2010 with solid operational and financial results, including another quarter of improved sequential growth in our strategic 'invest and grow' revenue," said John Legere, chief executive officer of Global Crossing.  "Our momentum positions us well for another year of growth as we invest and build upon our leading position as a global provider of value-added IP, Ethernet, data center and managed solutions."

Results at a Glance
(Dollars in millions)		4Q Yr/Yr Growth			2010 Yr/Yr Growth
	4Q 2010	Reported	Constant Currency	2010	Reported	Constant Currency
Consolidated Revenues	$ 683	5%	6%	$ 2,609	3%	2%
"Invest and Grow" Revenues	$ 602	8%	9%	$ 2,279	6%	5%
OIBDA	$ 121	46%	45%	$ 400	17%	14%
Free Cash Flow	$ 102	$ 30		$ 16	$ (66)

The company's OIBDA, Free Cash Flow and constant currency measures are non-GAAP measures.  See "Non-GAAP Metrics," below, and the reconciliations of OIBDA and Free Cash Flow to the most directly comparable GAAP measures included in the attached financial tables.

Fourth Quarter Results
Global Crossing's consolidated revenue was $683 million in the fourth quarter of 2010, an increase of 5 percent both sequentially and year over year. The sequential comparison included a $7 million favorable foreign exchange impact, and the year-over-year increase included a $5 million unfavorable foreign exchange impact. In constant currency terms, consolidated revenue increased 4 percent sequentially and 6 percent year over year.

The company's strategic "invest and grow" services generated revenue of $602 million in the fourth quarter, an increase of 6 percent sequentially and 8 percent year over year. In constant currency terms, "invest and grow" revenue increased 5 percent sequentially and 9 percent year over year. "Invest and grow" revenue in the quarter included a non-recurring benefit of $6 million from the completion of a customer contract and a $7 million sale of equipment in connection with a new contract for managed services. The acquisition of Genesis Networks during the fourth quarter contributed $4 million of revenue.

On a segment basis, Rest of World (ROW), GC Impsat and GCUK generated "invest and grow" revenue of $335 million, $151 million, and $128 million, respectively. In constant currency terms, ROW increased 5 percent sequentially and 7 percent year over year; GC Impsat increased 3 percent sequentially and 14 percent year over year; and GCUK increased 12 percent sequentially and 8 percent year over year. GCUK revenue included the aforementioned $6 million non-recurring contract completion and $7 million equipment sale.

The company's wholesale voice business generated revenue of $81 million in the fourth quarter, a 3 percent increase sequentially and a 13 percent decrease year over year.

Global Crossing reported gross margin for the fourth quarter of $231 million, compared with $208 million in the third quarter of 2010 and $190 million in the fourth quarter of 2009. Foreign currency did not materially impact gross margin sequentially or year over year. The sequential and year-over-year improvement in gross margin was driven by revenue growth and improved sales mix, including $6 million of margin associated with the aforementioned contract completion and equipment sale in GCUK and a $4 million benefit from the release of certain provisions for contingent liabilities.

Sales, general and administrative (SG&A) expenses were $110 million in the fourth quarter of 2010, compared with $99 million in the third quarter of 2010 and $107 million in the fourth quarter of 2009. Foreign currency did not materially impact SG&A sequentially or year over year. The sequential change was principally due to increases in salaries and benefits, bad debt expense and non-income tax expense. The year-over-year change was principally due to an increase in salaries and benefits.

Global Crossing reported $121 million of OIBDA in the fourth quarter, compared with $109 million in the third quarter of 2010 and $83 million in the fourth quarter of 2009. On a segment basis, ROW, GC Impsat and GCUK contributed $47 million, $46 million and $28 million, respectively.

Global Crossing's consolidated net loss applicable to common shareholders was $1 million for the fourth quarter of 2010. On a sequential basis, net loss decreased $6 million. On a year-over-year basis, net loss decreased $37 million, principally due to higher OIBDA of $38 million.

Full Year Results
Global Crossing's consolidated business generated $2.61 billion of revenue in 2010, representing a $73 million increase year over year, including a $21 million favorable foreign exchange impact. The company's strategic "invest and grow" services generated revenue of $2.28 billion in 2010, including a $21 million favorable foreign exchange impact. Excluding the foreign exchange impact, "invest and grow" revenue increased $99 million, or 5 percent, year over year.

On a segment basis, the company's ROW, GC Impsat and GCUK segments generated "invest and grow" revenue of $1.28 billion, $559 million, and $472 million, respectively. In constant currency terms, ROW, GC Impsat and GCUK "invest and grow" revenue increased by 4 percent, 8 percent and 3 percent, respectively, as compared to 2009.

Wholesale voice revenue declined 12 percent, or $46 million, year over year to $328 million. The decline reflects the company's strategy to manage the wholesale voice business for margin. Substantially all of the wholesale voice revenue is earned in the United States, within the ROW segment.

Global Crossing reported gross margin of $831 million or 31.9 percent of consolidated revenue for 2010, an increase of $61 million compared with 2009, including a $14 million favorable foreign exchange impact. Gross margin of $770 million in 2009 was 30.4 percent of consolidated revenue. The year-over-year improvement in gross margin as a percent of consolidated revenue was driven by revenue growth and improved revenue mix.

SG&A expenses were $431 million in 2010, a $3 million increase from $428 million in 2009, primarily driven by a $3 million unfavorable foreign exchange impact.

The company reported $400 million of OIBDA for 2010, a year-over-year improvement of $58 million, including a favorable foreign exchange impact of $11 million. Excluding the impact of foreign exchange, OIBDA grew $47 million or 14 percent year over year. On a segment basis, ROW, GC Impsat and GCUK contributed $124 million, $176 million and $100 million of OIBDA, respectively.

Global Crossing's consolidated net loss applicable to common shareholders was $176 million for 2010, compared with a loss of $145 million in 2009.  The year-over-year increase in net loss was primarily driven by a net unfavorable foreign exchange impact of $84 million and an increase in interest expense of $31 million partially offset by the OIBDA increase of $58 million and higher loss on extinguishment of debt of $23 million in 2009.

Cash and Liquidity
As of December 31, 2010, Global Crossing had $372 million of unrestricted cash, compared with $311 million at September 30, 2010 and $477 million at December 31, 2009. Including $9 million of restricted cash, Global Crossing had total cash of $381 million at December 31, 2010.

Cash from operating activities for the fourth quarter was $149 million. Global Crossing received $55 million in proceeds from the sale of IRUs and prepaid services in the fourth quarter. Uses of cash for the quarter included $32 million of cash interest payments and $64 million for capital expenditures and principal payments on capital leases.

The company reported Free Cash Flow of $102 million in the quarter, compared with negative $1 million in the prior quarter and $72 million in the year-ago period. The sequential improvement was primarily driven by improved working capital performance, increased OIBDA, higher IRU receipts and lower cash interest, partially offset by higher capital expenditures. Year over year, the increase was principally driven by increased OIBDA and higher IRU receipts.

Cash from operating activities for 2010 was $183 million. Global Crossing received $132 million in proceeds from the sale of IRUs and prepaid services in 2010. Uses of cash for the year included $157 million of cash interest payments and $225 million for capital expenditures and principal payments on capital leases.

The company reported Free Cash Flow of $16 million in 2010, compared with $82 million in 2009.  The decrease was principally driven by higher cash payments for interest and incentive compensation in 2010, as well as a larger benefit from improved collections in 2009. Annual incentive compensation was primarily paid in cash in 2010 and in stock in 2009.

2011 Guidance
"In 2011, we plan to improve the pace of growth for our strategic 'invest and grow' revenue by leveraging our global value-added IP, Ethernet, data center and managed solutions," said John Legere, chief executive officer of Global Crossing. "In addition to investing in our core network, we will continue moving up the value chain with accelerated investment in managed solutions, including data center and cloud services."

Based on current foreign exchange rates, the company expects "invest and grow" revenue to increase by approximately 6 to 9 percent as compared to 2010. At the midpoint of this revenue range, the company expects OIBDA to grow to roughly $425 million, reflecting OIBDA contribution at approximately 50 percent of incremental "invest and grow" revenue, partially offset by (1) approximately $20 million in higher operating expenses, primarily related to salary increases, higher sales headcount and the restoration of the 401K company match, and (2) approximately $40 million in higher accrued incentive compensation expense, reflecting funding of the annual bonus at target in 2011 as compared to 35 percent of target in 2010. And, finally, the company expects to deliver a fourth consecutive year of positive Free Cash Flow, as it continues to invest in significant growth opportunities while also prudently managing cash.

The above guidance represents management's current good faith estimates and is based on various assumptions which may or may not materialize. Some of the risks and uncertainties that could cause actual results to differ materially from these estimates are referenced below.

Non-GAAP Metrics
Pursuant to the Securities and Exchange Commission's (SEC's) Regulation G and Item 10(e)(1)(i) of Regulation S-X, the attached financial tables include definitions of non-GAAP financial measures, as well as reconciliations of such measures to the most directly comparable financial measures calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP).  In addition, measures referred to in this press release as being calculated "in constant currency terms" are non-GAAP measures intended to present the relevant information assuming a constant exchange rate between the two periods being compared. Such measures are calculated by applying the currency exchange rates used in the preparation of the prior period financial results to the subsequent period results.

Conference Call
The company will hold a conference call on Wednesday, February 23, 2011, at 9:00 a.m. EST to discuss its financial results. The call may be accessed by dialing +1 212 231 2900 or, if calling from within the United Kingdom, by dialing +44 203 300 0096. Callers are advised to access the call 15 minutes before the start time. A Webcast with presentation slides will be available at http://investors.globalcrossing.com/events.cfm.

A replay of the call will be available on February 23, 2011, beginning at 11:30 a.m. EST and will be accessible until Wednesday, March 2, 2011 at 11:30 a.m. EST.  To access the replay, North American callers may dial +1 402 977 9140 or +1 800 633 8284 and enter reservation number 21511612. Callers in the United Kingdom may dial +44 870 000 3081 or +1 800 692 0831 and enter reservation number 21511612.

ABOUT GLOBAL CROSSING
Global Crossing (NASDAQ: GLBC) is a leading global IP, Ethernet, data center and video solutions provider with the world's first integrated global IP-based network.  The company offers a full range of data, voice, collaboration, broadcast and media services delivered with superior customer service.

Global Crossing provides services to enterprises (including approximately 40 percent of the Fortune 500); government departments and agencies; and 700 carriers, mobile operators and ISPs.  It delivers converged IP services to more than 700 cities in more than 70 countries, and has 17 world-class data centers in major business centers around the globe.

Please visit www.globalcrossing.com for more information about Global Crossing.

# # #

Website Access to Company Information

Global Crossing maintains a corporate website at www.globalcrossing.com, and you can find additional information about the company through the Investors pages on that website at http://investors.globalcrossing.com.  Global Crossing utilizes its website as a channel of distribution of important information about the company.  Global Crossing routinely posts financial and other important information regarding the company and its business, financial condition and operations on the Investors web pages.

Visitors to the Investors web pages can view and print copies of Global Crossing's SEC filings, including periodic and current reports on Forms 10-K, 10-Q, 8-K, and in respect of GCUK's Forms 20-F and 6-K, as soon as reasonably practicable after those filings are made with the SEC.  Copies of the charters for each of the standing committees of Global Crossing's Board of Directors, its Corporate Governance Guidelines, Ethics Policy, press releases and analysts presentations are all available through the Investors web pages.

Please note that the information contained on any of Global Crossing's websites is not incorporated by reference in, or considered to be a part of, any document unless expressly incorporated by reference therein.

# # #

This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties that could cause the actual results to differ materially, including: Global Crossing's history of substantial operating losses and the fact that, in the near term, funds from operations will not satisfy cash requirements; the availability of future borrowings in an amount sufficient to pay our indebtedness and to fund our other liquidity needs; legal and contractual restrictions on the inter-company transfer of funds by the company's subsidiaries; the company's ability to continue to connect its network to incumbent carriers' networks or maintain Internet peering arrangements on favorable terms; the consequences of any inadvertent violation of the company's Network Security Agreement with the U.S. Government; increased competition and pricing pressures resulting from technology advances and regulatory changes; competitive disadvantages relative to competitors with superior resources; political, legal and other risks due to the company's substantial international operations; risks associated with movements in foreign currency exchange rates; risks related to restrictions on the conversion of  the Venezuelan bolivar into U.S. dollars and to the resultant buildup of a material excess bolivar cash balance, which is carried on Global Crossing's books at the official exchange rate, attributing to the bolivar a value that is significantly greater than the value that would prevail on an open market; potential weaknesses in internal controls of acquired businesses, and difficulties in integrating internal controls of those businesses with the company's own internal controls; exposure to contingent liabilities; and other risks referenced from time to time in the company's filings with the Securities and Exchange Commission. Global Crossing undertakes no duty to update information contained in this press release or in other public disclosures at any time.

CONTACT GLOBAL CROSSING:
Press Contacts
Michael Schneider
+ 1 973 937 0146
Michael.Schneider@globalcrossing.com

Analysts/Investors Contact
Mark Gottlieb
+ 1 800 836 0342
glbc@globalcrossing.com

Gino Mathew
+1 973 937 0133
Gino.Mathew@globalcrossing.com

IR/PR1

Global Crossing Limited	Table 1
Consolidated Balance Sheets
($ in millions)

December 31, 2010	December 31, 2009
(unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$ 372	$ 477
Restricted cash and cash equivalents - current portion	4	9
Accounts receivable, net of allowances of $45 and $50	324	328
Prepaid costs and other current assets	91	101

Total current assets	791	915

Restricted cash and cash equivalents - long term	5	7
Property and equipment, net of accumulated depreciation of $1,514 and $1,216	1,179	1,280
Intangible assets, net (including goodwill of $208 and $175)	227	198
Other assets	108	88

Total assets	$ 2,310	$ 2,488

LIABILITIES:
Current liabilities:
Accounts payable	$ 297	$ 312
Accrued cost of access	78	87
Short term debt and current portion of long term debt	27	37
Obligations under capital leases - current portion	51	49
Deferred revenue - current portion	184	174
Other current liabilities	376	384

Total current liabilities	1,013	1,043

Long term debt	1,311	1,295
Obligations under capital leases	72	90
Deferred revenue	338	334
Other deferred liabilities	53	86

Total liabilities	2,787	2,848

SHAREHOLDERS' DEFICIT:
Common stock, 110,000,000 shares authorized, $.01 par value,
60,497,709 and 60,219,817 shares issued and outstanding as of
December 31, 2010 and December 31, 2009, respectively	1	1
Preferred stock with controlling shareholder, 45,000,000 shares authorized,
$.10 par value, 18,000,000 shares issued and outstanding	2	2
Additional paid-in capital	1,443	1,427
Accumulated other comprehensive income (loss)	15	(24)
Accumulated deficit	(1,938)	(1,766)

Total shareholders' deficit	(477)	(360)

Total liabilities and shareholders' deficit	$ 2,310	$ 2,488

On October 29, 2010, Global Crossing acquired Genesis Networks Inc. (Genesis), and since that date Genesis' balance sheet has been consolidated into Global Crossing.
Global Crossing Limited	Table 2
Consolidated Statements of Operations
($ in millions)

Three Months Ended
December 31,	Year Ended December 31,
2010	2009	2010	2009
(unaudited)	(unaudited)

Revenue	$ 683	$ 651	$ 2,609	$ 2,536

Cost of revenue (excluding depreciation and amortization, shown separately below):
Cost of access	(289)	(300)	(1,159)	(1,159)
Real estate, network and operations	(105)	(105)	(408)	(406)
Third party maintenance	(26)	(26)	(104)	(103)
Cost of equipment and other sales	(32)	(30)	(107)	(98)
Total cost of revenue	(452)	(461)	(1,778)	(1,766)
Gross margin	231	190	831	770
Selling, general and administrative	(110)	(107)	(431)	(428)
Depreciation and amortization	(85)	(90)	(337)	(340)
Operating income (loss)	36	(7)	63	2
Other income (expense):
Interest income	1	-	2	7
Interest expense	(50)	(47)	(191)	(160)
Other income (expense), net	(14)	-	(51)	11
Loss before benefit (provision) for income taxes	(27)	(54)	(177)	(140)
Benefit (provision) for income taxes	27	17	5	(1)
Net loss	-	(37)	(172)	(141)
Preferred stock dividends	(1)	(1)	(4)	(4)
Loss applicable to common shareholders	$ (1)	$ (38)	$ (176)	$ (145)

Loss per common share, basic and diluted:
Loss applicable to common shareholders	$ (0.02)	$ (0.63)	$ (2.91)	$ (2.45)
Weighted average number of common shares	60,493,579	60,153,853	60,418,995	59,290,355

On October 29, 2010, Global Crossing acquired Genesis Networks Inc. (Genesis), and since that date Genesis' results have been consolidated into Global Crossing.

Global Crossing Limited		Table 3
Consolidated Statements of Cash Flows
($ in millions)

	Year Ended December 31,
	2010	2009
	(unaudited)

Cash flows provided by (used in) operating activities:
Net loss	$ (172)	$ (141)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Gain on sale of property and equipment	(1)	-
Loss on sale of marketable securities	2	-
Non-cash loss on extinguishment of debt	5	15
Deferred income tax	(23)	(20)
Non-cash stock compensation expense	20	18
Depreciation and amortization	337	340
Provision for doubtful accounts	3	7
Amortization of prior period IRUs	(25)	(22)
Deferred reorganization costs	-	(3)
Change in long term deferred revenue	33	42
Other	54	(28)
Change in operating working capital:
- Changes in accounts receivable	(2)	17
- Changes in accounts payable and accrued cost of access	(32)	(36)
- Changes in other current assets	3	(16)
- Changes in other current liabilities	(19)	83
Net cash provided by operating activities	183	256

Cash flows provided by (used in) investing activities:
Purchases of property and equipment	(167)	(174)
Purchases of marketable securities	(10)	-
Genesis acquisition, net of cash acquired	(7)	-
Proceeds from sale of marketable securities	8	4
Change in restricted cash and cash equivalents	8	2
Net cash used in investing activities	(168)	(168)

Cash flows provided by (used in) financing activities:
Proceeds from short and long term debt	150	741
Repayment of capital lease obligations	(58)	(75)
Repayment of long term debt (including current portion)	(179)	(597)
Premium paid on extinguishment of debt	(2)	(14)
Finance costs incurred	(6)	(23)
Proceeds from sales/leasebacks	-	7
Proceeds from exercise of stock options	1	-
Payment of employee taxes on share-based compensation	(1)	(13)
Net cash provided by (used in) financing activities	(95)	26

Effect of exchange rate changes on cash and cash equivalents	(25)	3
Net increase (decrease) in cash and cash equivalents	(105)	117
Cash and cash equivalents, beginning of year	477	360
Cash and cash equivalents, end of year	$ 372	$ 477

On October 29, 2010, Global Crossing acquired Genesis Networks Inc. (Genesis), and since that date Genesis' cash flows have been consolidated into Global Crossing.

Global Crossing Limited and Subsidiaries					Table 4
Unaudited Consolidated Statements of Operations
($ in millions)

	Year Ended December 31, 2010
	GCUK	GC Impsat	ROW [1,2]	Eliminations	Total

Revenue	$ 477	$ 569	$ 1,593	$ (30)	$ 2,609
Cost of revenue
Cost of access	(142)	(130)	(915)	28	(1,159)
Real estate, network and operations	(64)	(95)	(251)	2	(408)
Third party maintenance	(20)	(27)	(57)	-	(104)
Cost of equipment and other sales	(74)	(20)	(13)	-	(107)
Total cost of revenue	(300)	(272)	(1,236)	30	(1,778)
Gross margin	177	297	357	-	831
Selling, general and administrative	(77)	(121)	(233)	-	(431)
Depreciation and amortization	(64)	(82)	(191)	-	(337)
Operating income (loss)	36	94	(67)	-	63
Other income (expense):
Interest income	7	2	20	(27)	2
Interest expense	(56)	(22)	(140)	27	(191)
Other expense, net	(9)	(26)	(16)	-	(51)
Income (loss) before benefit for income taxes	(22)	48	(203)	-	(177)
Benefit for income taxes	-	5	-	-	5
Net income (loss)	(22)	53	(203)	-	(172)
Preferred stock dividends	-	-	(4)	-	(4)
Income (loss) applicable to common shareholders	$ (22)	$ 53	$ (207)	$ -	$ (176)

	Year Ended December 31, 2009
	GCUK	GC Impsat	ROW [1]	Eliminations	Total

Revenue	$ 470	$ 504	$ 1,586	$ (24)	$ 2,536
Cost of revenue
Cost of access	(140)	(118)	(923)	22	(1,159)
Real estate, network and operations	(76)	(83)	(249)	2	(406)
Third party maintenance	(21)	(23)	(59)	-	(103)
Cost of equipment and other sales	(70)	(15)	(13)	-	(98)
Total cost of revenue	(307)	(239)	(1,244)	24	(1,766)
Gross margin	163	265	342	-	770
Selling, general and administrative	(70)	(105)	(253)	-	(428)
Depreciation and amortization	(66)	(87)	(187)	-	(340)
Operating income (loss)	27	73	(98)	-	2
Other income (expense):
Interest income	8	6	9	(16)	7
Interest expense	(53)	(33)	(90)	16	(160)
Other income (expense), net	18	-	(7)	-	11
Income (loss) before benefit (provision) for income taxes	-	46	(186)	-	(140)
Benefit (provision) for income taxes	(1)	2	(2)	-	(1)
Net income (loss)	(1)	48	(188)	-	(141)
Preferred stock dividends	-	-	(4)	-	(4)
Income (loss) applicable to common shareholders	$ (1)	$ 48	$ (192)	$ -	$ (145)

1 Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

2 On October 29, 2010, Global Crossing acquired Genesis Networks Inc. (Genesis), and since that date Genesis' results have been consolidated into Global Crossing results as ROW.

Global Crossing Limited and Subsidiaries															Table 5
Unaudited Condensed Consolidated Statements of Operations
($ in millions)

	Quarter Ended December 31, 2010					Quarter Ended September 30, 2010					Quarter Ended December 31, 2009
	GCUK	GC Impsat	ROW [1,2]	Eliminations	Total	GCUK	GC Impsat	ROW [1]	Eliminations	Total	GCUK	GC Impsat	ROW [1]	Eliminations	Total

Revenue	$ 129	$ 154	$ 412	$ (12)	$ 683	$ 113	$ 146	$ 395	$ (6)	$ 648	$ 125	$ 134	$ 405	$ (13)	$ 651
Cost of revenue
Cost of access	(35)	(37)	(228)	11	(289)	(34)	(31)	(230)	6	(289)	(37)	(37)	(238)	12	(300)
Real estate, network and operations	(19)	(25)	(62)	1	(105)	(17)	(24)	(60)	-	(101)	(18)	(24)	(64)	1	(105)
Third party maintenance	(5)	(7)	(14)	-	(26)	(4)	(7)	(14)	-	(25)	(5)	(7)	(14)	-	(26)
Cost of equipment and other sales	(23)	(6)	(3)	-	(32)	(17)	(5)	(3)	-	(25)	(22)	(6)	(2)	-	(30)
Total cost of revenue	(82)	(75)	(307)	12	(452)	(72)	(67)	(307)	6	(440)	(82)	(74)	(318)	13	(461)
Gross margin	47	79	105	-	231	41	79	88	-	208	43	60	87	-	190
Selling, general and administrative	(19)	(33)	(58)	-	(110)	(19)	(30)	(50)	-	(99)	(19)	(27)	(61)	-	(107)
Depreciation and amortization	(17)	(20)	(48)	-	(85)	(15)	(18)	(49)	-	(82)	(17)	(24)	(49)	-	(90)
Operating income (loss)	11	26	(1)	-	36	7	31	(11)	-	27	7	9	(23)	-	(7)
Other income (expense):
Interest income	2	-	5	(6)	1	1	1	5	(7)	-	2	1	4	(7)	-
Interest expense	(14)	(6)	(36)	6	(50)	(14)	(3)	(34)	7	(44)	(14)	(8)	(32)	7	(47)
Other income (expense), net	(4)	2	(12)	-	(14)	9	(1)	13	-	21	1	1	(2)	-	-
Income (loss) before benefit (provision) for income taxes	(5)	22	(44)	-	(27)	3	28	(27)	-	4	(4)	3	(53)	-	(54)
Benefit (provision) for income taxes	-	27	-	-	27	-	(10)	-	-	(10)	-	17	-	-	17
Net income (loss)	(5)	49	(44)	-	-	3	18	(27)	-	(6)	(4)	20	(53)	-	(37)
Preferred stock dividends	-	-	(1)	-	(1)	-	-	(1)	-	(1)	-	-	(1)	-	(1)
Income (loss) applicable to common shareholders	$ (5)	$ 49	$ (45)	$ -	$ (1)	$ 3	$ 18	$ (28)	$ -	$ (7)	$ (4)	$ 20	$ (54)	$ -	$ (38)

1 Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

2 On October 29, 2010, Global Crossing acquired Genesis Networks Inc. (Genesis), and since that date Genesis' results have been consolidated into Global Crossing results as ROW.

Global Crossing Limited and Subsidiaries					Table 6
Unaudited Summary of Consolidated Revenue
($ in millions)

	Year Ended December 31, 2010
	GCUK	GC Impsat	ROW [1,2]	Eliminations	Total

Revenue:
Enterprise, carrier data and indirect sales channel	$ 472	$ 550	$ 1,257	$ -	$ 2,279
Carrier voice	5	10	313	-	328
Other	-	-	2	-	2
Intersegment revenue	-	9	21	(30)	-
Consolidated revenue	$ 477	$ 569	$ 1,593	$ (30)	$ 2,609

	Year Ended December 31, 2009
	GCUK	GC Impsat	ROW [1]	Eliminations	Total

Revenue:
Enterprise, carrier data and indirect sales channel	$ 460	$ 483	$ 1,216	$ -	$ 2,159
Carrier voice	10	12	352	-	374
Other	-	-	3	-	3
Intersegment revenue	-	9	15	(24)	-
Consolidated revenue	$ 470	$ 504	$ 1,586	$ (24)	$ 2,536

1 Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

2 On October 29, 2010, Global Crossing acquired Genesis Networks Inc. (Genesis), and since that date Genesis' results have been consolidated into Global Crossing results as ROW.

Global Crossing Limited and Subsidiaries					Table 7
Unaudited Summary of Consolidated Revenue
($ in millions)

	Quarter Ended December 31, 2010
	GCUK	GC Impsat	ROW [1,2]	Eliminations	Total

Revenue:
Enterprise, carrier data and indirect sales channel	$ 128	$ 149	$ 325	$ -	$ 602
Carrier voice	1	3	77	-	81
Other	-	-	-	-	-
Intersegment revenue	-	2	10	(12)	-
Consolidated revenue	$ 129	$ 154	$ 412	$ (12)	$ 683

	Quarter Ended September 30, 2010
	GCUK	GC Impsat	ROW [1]	Eliminations	Total

Revenue:
Enterprise, carrier data and indirect sales channel	$ 112	$ 142	$ 314	$ -	$ 568
Carrier voice	1	1	77	-	79
Other	-	-	1	-	1
Intersegment revenue	-	3	3	(6)	-
Consolidated revenue	$ 113	$ 146	$ 395	$ (6)	$ 648

	Quarter Ended December 31, 2009
	GCUK	GC Impsat	ROW [1]	Eliminations	Total

Revenue:
Enterprise, carrier data and indirect sales channel	$ 123	$ 128	$ 306	$ -	$ 557
Carrier voice	2	3	88	-	93
Other	-	-	1	-	1
Intersegment revenue	-	3	10	(13)	-
Consolidated revenue	$ 125	$ 134	$ 405	$ (13)	$ 651

1 Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

2 On October 29, 2010, Global Crossing acquired Genesis Networks Inc. (Genesis), and since that date Genesis' results have been consolidated into Global Crossing results as ROW.

Global Crossing Limited					Table 8
Unaudited Reconciliation of OIBDA to Income (Loss) Applicable to Common Shareholders
($ in millions)

Pursuant to the SEC's Regulation G, the following table provides a reconciliation of OIBDA, which is considered a non-GAAP (Generally Accepted Accounting Principles) financial measure, to income (loss) applicable to common shareholders.

OIBDA is defined as operating income (loss) before depreciation and amortization. OIBDA differs from operating income (loss) in that it excludes depreciation and amortization. Such excluded expenses primarily reflect the non-cash impacts of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods. In addition, OIBDA does not give effect to cash used for debt service requirements and thus does not reflect available funds for reinvestment, distributions or other discretionary uses.

Management uses OIBDA as an important part of our internal reporting and planning processes and as a key measure to evaluate profitability and operating performance, make comparisons between periods, and to make resource allocation decisions. Management believes that the investment community uses similar performance measures to compare performance of competitors in our industry.

There are material limitations to using non-GAAP financial measures. Our calculation of OIBDA may differ from similarly titled measures used by other companies, and may not be comparable to those other measures. Additionally, OIBDA does not include certain significant items such as depreciation and amortization, interest income, interest expense, income taxes, other non-operating income or expense items and preferred stock dividends. OIBDA should be considered in addition to, and not as a substitute for, other measures of financial performance reported in accordance with GAAP.

Management believes that OIBDA is useful to our investors as it is a relevant indicator of operating performance, especially in a capital-intensive industry such as telecommunications. OIBDA provides investors with an indication of the underlying performance of our everyday business operations. It excludes the effect of items associated with our capitalization and tax structures, such as interest income, interest expense, income taxes and preferred stock dividends, and of other items not associated with our everyday operations.

	Year Ended December 31, 2010
	GCUK	GC Impsat	ROW [1,2]	Eliminations	Total

OIBDA	$ 100	$ 176	$ 124	$ -	$ 400
Depreciation and amortization	(64)	(82)	(191)	-	(337)
Operating income (loss)	36	94	(67)	-	63
Interest income	7	2	20	(27)	2
Interest expense	(56)	(22)	(140)	27	(191)
Other expense, net	(9)	(26)	(16)	-	(51)
Benefit for income taxes	-	5	-	-	5
Preferred stock dividends	-	-	(4)	-	(4)
Income (loss) applicable to common shareholders	$ (22)	$ 53	$ (207)	$ -	$ (176)

	Year Ended December 31, 2009
	GCUK	GC Impsat	ROW [1]	Eliminations	Total

OIBDA	$ 93	$ 160	$ 89	$ -	$ 342
Depreciation and amortization	(66)	(87)	(187)	-	(340)
Operating income (loss)	27	73	(98)	-	2
Interest income	8	6	9	(16)	7
Interest expense	(53)	(33)	(90)	16	(160)
Other income (expense), net	18	-	(7)	-	11
Benefit (provision) for income taxes	(1)	2	(2)	-	(1)
Preferred stock dividends	-	-	(4)	-	(4)
Income (loss) applicable to common shareholders	$ (1)	$ 48	$ (192)	$ -	$ (145)

1 Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

2 On October 29, 2010, Global Crossing acquired Genesis Networks Inc. (Genesis), and since that date Genesis' results have been consolidated into Global Crossing results as ROW.

Global Crossing Limited					Table 9
Unaudited Reconciliation of OIBDA to Income (Loss) Applicable to Common Shareholders
($ in millions)

Pursuant to the SEC's Regulation G, the following table provides a reconciliation of OIBDA, which is considered a non-GAAP (Generally Accepted Accounting Principles) financial measure, to income (loss) applicable to common shareholders.

OIBDA is defined as operating income (loss) before depreciation and amortization. OIBDA differs from operating income (loss) in that it excludes depreciation and amortization. Such excluded expenses primarily reflect the non-cash impacts of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods. In addition, OIBDA does not give effect to cash used for debt service requirements and thus does not reflect available funds for reinvestment, distributions or other discretionary uses.

Management uses OIBDA as an important part of our internal reporting and planning processes and as a key measure to evaluate profitability and operating performance, make comparisons between periods, and to make resource allocation decisions. Management believes that the investment community uses similar performance measures to compare performance of competitors in our industry.

There are material limitations to using non-GAAP financial measures. Our calculation of OIBDA may differ from similarly titled measures used by other companies, and may not be comparable to those other measures. Additionally, OIBDA does not include certain significant items such as depreciation and amortization, interest income, interest expense, income taxes, other non-operating income or expense items and preferred stock dividends. OIBDA should be considered in addition to, and not as a substitute for, other measures of financial performance reported in accordance with GAAP.

Management believes that OIBDA is useful to our investors as it is a relevant indicator of operating performance, especially in a capital-intensive industry such as telecommunications. OIBDA provides investors with an indication of the underlying performance of our everyday business operations. It excludes the effect of items associated with our capitalization and tax structures, such as interest income, interest expense, income taxes and preferred stock dividends, and of other items not associated with our everyday operations.

	Quarter Ended December 31, 2010
	GCUK	GC Impsat	ROW [1,2]	Eliminations	Total

OIBDA	$ 28	$ 46	$ 47	$ -	$ 121
Depreciation and amortization	(17)	(20)	(48)	-	(85)
Operating income (loss)	11	26	(1)	-	36
Interest income	2	-	5	(6)	1
Interest expense	(14)	(6)	(36)	6	(50)
Other income (expense), net	(4)	2	(12)	-	(14)
Benefit for income taxes	-	27	-	-	27
Preferred stock dividends	-	-	(1)	-	(1)
Income (loss) applicable to common shareholders	$ (5)	$ 49	$ (45)	$ -	$ (1)

	Quarter Ended September 30, 2010
	GCUK	GC Impsat	ROW [1]	Eliminations	Total

OIBDA	$ 22	$ 49	$ 38	$ -	$ 109
Depreciation and amortization	(15)	(18)	(49)	-	(82)
Operating income (loss)	7	31	(11)	-	27
Interest income	1	1	5	(7)	-
Interest expense	(14)	(3)	(34)	7	(44)
Other income (expense), net	9	(1)	13	-	21
Provision for income taxes	-	(10)	-	-	(10)
Preferred stock dividends	-	-	(1)	-	(1)
Income (loss) applicable to common shareholders	$ 3	$ 18	$ (28)	$ -	$ (7)

	Quarter Ended December 31, 2009
	GCUK	GC Impsat	ROW [1]	Eliminations	Total

OIBDA	$ 24	$ 33	$ 26	$ -	$ 83
Depreciation and amortization	(17)	(24)	(49)	-	(90)
Operating income (loss)	7	9	(23)	-	(7)
Interest income	2	1	4	(7)	-
Interest expense	(14)	(8)	(32)	7	(47)
Other income (expense), net	1	1	(2)	-	-
Benefit for income taxes	-	17	-	-	17
Preferred stock dividends	-	-	(1)	-	(1)
Income (loss) applicable to common shareholders	$ (4)	$ 20	$ (54)	$ -	$ (38)

1 Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

2 On October 29, 2010, Global Crossing acquired Genesis Networks Inc. (Genesis), and since that date Genesis' results have been consolidated into Global Crossing results as ROW.

Global Crossing Limited and Subsidiaries		Table 10
Unaudited Reconciliations of Free Cash Flow to Net Cash Provided by Operating Activities
($ in millions)

Pursuant to the SEC's Regulation G, the following table provides a reconciliation of Free Cash Flow, which is considered a non-GAAP (Generally Accepted Accounting Principles) financial measure, to net cash provided by operating activities.

We define Free Cash Flow as net cash provided by (used in) operating activities less purchases of property and equipment as disclosed in the statement of cash flows. Free Cash Flow differs from the net change in cash and cash equivalents in the statement of cash flows in that it excludes the cash impact of: all investing activities (other than capital expenditures, which are a fundamental and recurring part of our business); all financing activities; and exchange rate changes on cash and cash equivalents balances.

Management uses Free Cash Flow as a relevant indicator of our ability to generate cash to pay debt. Free Cash Flow also is an important part of our internal reporting and a key measure used by management to evaluate liquidity from period to period. We believe that the investment community uses similar performance measures to compare performance of competitors in our industry.

There are material limitations to using non-GAAP financial measures. Our calculation of Free Cash Flow may differ from similarly titled measures used by other companies, and may not be comparable to those other measures. Moreover, we do not currently pay a significant amount of income taxes due to net operating losses, and we therefore generate higher Free Cash Flow than comparable businesses that do pay income taxes. Additionally, Free Cash Flow is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable and capital expenditures. Free Cash Flow also does not include certain significant cash items such as purchases and sales out of the ordinary course of business, proceeds from financing activities, repayments of capital lease obligations and other debt, and the effect of exchange rate changes on cash and cash equivalents balances. Free Cash Flow should be considered in addition to, and not as a substitute for, net change in cash and cash equivalents in the statement of cash flows reported in accordance with GAAP.

Management believes that Free Cash Flow is useful to our investors as it provides an indication of the underlying cash position of our everyday business operations and the ability to pay debt.

Year Ended
December 31,
2010 [1]

Free Cash Flow	$ 16
Purchases of property and equipment	167
Net cash provided by operating activities	$ 183

Year Ended
December 31,
2009

Free Cash Flow	$ 82
Purchases of property and equipment	174
Net cash provided by operating activities	$ 256

1 On October 29, 2010, Global Crossing acquired Genesis Networks Inc. (Genesis), and since that date Genesis' cash flows have been consolidated into Global Crossing.

Global Crossing Limited and Subsidiaries		Table 11
Unaudited Reconciliations of Free Cash Flow to Net Cash Provided by Operating Activities
($ in millions)

Pursuant to the SEC's Regulation G, the following table provides a reconciliation of Free Cash Flow, which is considered a non-GAAP (Generally Accepted Accounting Principles) financial measure, to net cash provided by operating activities.

We define Free Cash Flow as net cash provided by (used in) operating activities less purchases of property and equipment as disclosed in the statement of cash flows. Free Cash Flow differs from the net change in cash and cash equivalents in the statement of cash flows in that it excludes the cash impact of: all investing activities (other than capital expenditures, which are a fundamental and recurring part of our business); all financing activities; and exchange rate changes on cash and cash equivalents balances.

Management uses Free Cash Flow as a relevant indicator of our ability to generate cash to pay debt. Free Cash Flow also is an important part of our internal reporting and a key measure used by management to evaluate liquidity from period to period. We believe that the investment community uses similar performance measures to compare performance of competitors in our industry.

There are material limitations to using non-GAAP financial measures. Our calculation of Free Cash Flow may differ from similarly titled measures used by other companies, and may not be comparable to those other measures. Moreover, we do not currently pay a significant amount of income taxes due to net operating losses, and we therefore generate higher Free Cash Flow than comparable businesses that do pay income taxes. Additionally, Free Cash Flow is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable and capital expenditures. Free Cash Flow also does not include certain significant cash items such as purchases and sales out of the ordinary course of business, proceeds from financing activities, repayments of capital lease obligations and other debt, and the effect of exchange rate changes on cash and cash equivalents balances. Free Cash Flow should be considered in addition to, and not as a substitute for, net change in cash and cash equivalents in the statement of cash flows reported in accordance with GAAP.

Management believes that Free Cash Flow is useful to our investors as it provides an indication of the underlying cash position of our everyday business operations and the ability to pay debt.

Quarter Ended
December 31,
2010 [1]

Free Cash Flow	$ 102
Purchases of property and equipment	47
Net cash provided by operating activities	$ 149

Quarter Ended
September 30,
2010

Free Cash Flow	$ (1)
Purchases of property and equipment	30
Net cash provided by operating activities	$ 29

Quarter Ended
December 31,
2009

Free Cash Flow	$ 72
Purchases of property and equipment	49
Net cash provided by operating activities	$ 121

1 On October 29, 2010, Global Crossing acquired Genesis Networks Inc. (Genesis), and since that date Genesis' cash flows have been consolidated into Global Crossing.

Global Crossing Limited and Subsidiaries	Table 12
Unaudited Reconciliation of 2011 OIBDA Guidance

When providing projections for non-GAAP measures, we are required to provide a reconciliation of the non-GAAP measure to the most directly comparable GAAP metric to the extent available without unreasonable efforts. In such cases, we may indicate an amount or range for GAAP measures that are components of the reconciliation. The provision of such amounts or ranges must not be interpreted as explicit or implicit projections of those GAAP components. To reconcile the non-GAAP financial metric to GAAP, we must use amounts or ranges for the GAAP components that arithmetically add up to the non-GAAP financial metric. While we feel reasonably comfortable with the methodology used to generate the projections of our non-GAAP financial metrics, we fully expect that the amounts or ranges used for the GAAP components will vary from actual results. We have made numerous assumptions in preparing our projections. These assumptions, including the amounts of the various components that comprise a financial metric, may or may not prove to be correct. We will consider our projections of non-GAAP financial metrics to have been achieved if the statement we make about a specific non-GAAP measure is satisfied, even if the GAAP components of the reconciliation are materially different from those provided in an earlier reconciliation.

This reconciliation was prepared based on the Company's guidance as provided on February 22, 2011, which included the Company's expectation that 2011 full-year OIBDA would be roughly $425 million at the midpoint of its revenue guidance range and otherwise based on the assumptions set forth in the preceding press release.

Twelve Months Ended
December 31, 2011
($ in millions)

OIBDA	$ 425
Depreciation and amortization	(321)
Operating income	104
Interest expense, net	(190)
Provision for income taxes	(38)
Preferred stock dividends	(4)
Net loss applicable to common shareholders	$ (128)

For definition and further description of this non-GAAP measure see table 8.